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                                                                    EXHIBIT 23.1

The Board of Directors
Equinix, Inc.:

We consent to the use of our report dated July 31, 1999 except as to Note 9 which is as of December 18, 1999, relating to the consolidated balance sheet of Equinix, Inc and subsidiary, a development stage enterprise, as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 22, 1998 (inception) to December 31, 1998 which report is included in the registration statement on Form S-4, and to the reference to our firm under the heading "Experts" in the prospectus.

                                            /s/ KPMG LLP


Mountain View, California
December 29, 1999